CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust and to the use of our report dated December 28, 2022 on the financial statements and financial highlights of Navigator Equity Hedged Fund, Navigator Tactical Fixed Income Fund, Navigator Tactical Investment Grade Bond Fund, Navigator Tactical U.S. Allocation Fund, and Navigator Ultra Short Bond Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 23, 2023